UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): November 7, 2017

ARGAN, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-31756	13-1947195
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Church Street, Suite 201, Rockville, MD	20850
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (301) 315-0027

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company                                         ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act          ☐

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b), (c)  On November 7, 2017, Gemma Power Systems, LLC (“Gemma”), a wholly-owned subsidiary of Argan, Inc. (the  “Company”), and Daniel L. Martin reached agreement on the terms of his retirement from the position of President of Gemma, effective November 17, 2017.  Mr. Martin’s retirement is not due to a disagreement with the Company (including Gemma) or any of its directors regarding the Company’s operations, policies or practices. The Company thanks Mr. Martin for almost eight years of leadership and service during a period of tremendous growth and change.

Because no employment agreement existed previously between Gemma and Mr. Martin, both parties entered into a Separation Agreement (“Agreement”) on November 7, 2017.

Pursuant to the Agreement, Mr. Martin will receive three payments, in January 2018, 2019, and 2020, respectively, that will total to $630,000 in aggregate, or two-times his base salary.  Protection of confidential information and trade secrets as well as a two-year non-competition period are part of the Agreement.

The foregoing summary does not constitute a complete description of the terms of the Agreement, and reference is made to the complete text of the Agreement that will be filed as an exhibit to the Company’s next quarterly report on Form 10-Q.  The Agreement is incorporated herein by reference.

The Company has appointed Gemma’s current CEO and Vice Chairman, William F. Griffin, Jr., as President of Gemma, effective upon Mr. Martin’s retirement, or November 17, 2017.   Mr. Griffin is an existing board member of the Company and no modifications were made to his Amended and Restated Employment Agreement, dated April 13, 2016, as a result of this appointment.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ARGAN, INC.

Date: November 9, 2017	By:	/s/ David H. Watson
David H. Watson
Senior Vice President, Chief Financial Officer, Treasurer and Secretary